Exhibit 19.1

PALANTIR TECHNOLOGIES INC. INSIDER TRADING POLICY
(Amended and restated effective February 16, 2025)

Policy Purpose & Overview

Palantir Technologies Inc. (“Palantir”, the “Company,” “we,” or “our”) is committed to maintaining high standards of integrity and ethical conduct. Palantir leadership, including the Board of Directors (the “Board”) of Palantir, has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our and our subsidiaries’ officers, directors, employees, consultants, contractors, agents and other service providers, both inside and outside of the United States.

Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. On a regular basis you (as defined below) may receive or have access to confidential information regarding many aspects of our business. Thus, because you may have knowledge of specific confidential information that is not disclosed outside of Palantir and which could constitute material nonpublic information, trading in our securities or the securities of other companies about which you have information could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Palantir and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

Nonpublic information about Palantir is subject to confidentiality obligations applicable to you and is not to be used or disclosed outside of Palantir, except as necessary to perform your job duties. Likewise, in the course of your role, you may be exposed to nonpublic or confidential information about other companies (including our customers) which may constitute nonpublic information. This information is also subject to your confidentiality obligations. Palantir prohibits any insider trading, regardless of whether the nonpublic information is about Palantir or third parties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our securities while in possession of material nonpublic information concerning Palantir, (ii) trading in any security based on material nonpublic information learned through your role with Palantir, and (iii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.

What is Palantir’s policy on Insider Trading?

1.Do not trade on material nonpublic information

Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Palantir securities while you are aware of material nonpublic information about Palantir. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, material nonpublic information about another company that you learn through your role at Palantir is subject to these same restrictions around disclosure and trading. You may not engage in transactions involving the securities of any other company if you become aware of material nonpublic information about that company or any other company through your role at Palantir and the information may be reasonably expected to

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affect the trading price of the securities of such company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. Similarly, you may be exposed to confidential information about a customer’s business. If such information constitutes material nonpublic information for that other company or if such information is reasonably expected to affect the trading price of the securities of any other company, you are prohibited from engaging in transactions involving the securities of those companies. As a further example, if you are in possession of material nonpublic information about Palantir’s vendors, suppliers, customers or competitors, you cannot use that information to trade securities. It is important to note that “materiality” is different for different companies. Information that is not material to Palantir may be material to another company.

Palantir also requires compliance with applicable customer policies. These customer policies may prohibit certain individuals from transacting in that customer’s securities while providing certain services to that customer. In connection with providing services to a customer, it is your responsibility to understand and to ensure your compliance with any such customer policies. Please consult with the Palantir personnel managing such services and review any applicable customer requirements to determine if any trading restrictions are applicable.

2.Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Palantir or any other company to friends, family members or any other person or entity not authorized to receive such information, except to applicable government agencies in compliance with Palantir’s Whistleblower Policy and/or applicable law. Any nonpublic information you acquire in the course of your service with Palantir may only be used for legitimate Palantir business purposes. In addition, you are required to handle the nonpublic information of Palantir and others in accordance with the terms of any obligations applicable to you as well as all of Palantir’s policies and procedures and any relevant confidentiality or nondisclosure agreements or requirements, and limit your use of the nonpublic information to the purpose for which it was disclosed.

Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Palantir or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform messaging related to trading in Palantir securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees, representatives and service providers of companies to obtain information about the company (or its customers) under false pretexts.

3.Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Palantir, such as a stock analyst, you should refer the inquiry to the Chief Revenue Officer and Chief Legal Officer or the Company’s Legal team. Responding to a request yourself is a violation of this Policy, your confidentiality obligations, and, in some circumstances, may be a violation of the law.

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4.Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Palantir, please use your best judgment at all times and consult with the Company’s Legal team and/or your legal and financial advisors, in confidence, if you have questions.

Who does this Policy apply to?

This Policy applies to all officers, directors, and employees, of Palantir or any of its direct or indirect subsidiaries (all of whom are collectively referred to in this Policy as “you”), both inside and outside of the United States, upon the commencement of their relationship with Palantir or a subsidiary of Palantir. Palantir may also determine that other persons should be subject to this Policy, such as consultants, contractors, agents or other service providers who have access to material nonpublic information, and all such persons are also collectively referred to in this Policy as “you.”

References in this Policy to “you” should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these individuals and entities comply with this Policy.

Even after you cease to be affiliated with or provide services to Palantir, you must continue to abide by any applicable restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Palantir, you are required to abide by any applicable restrictions until at least the end of the relevant blackout period.

What types of transactions in Palantir securities are covered by this Policy?
This Policy applies to all transactions involving Palantir securities. This Policy therefore applies to purchases, sales, gifts and other transfers of Palantir common stock, options, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this Policy applies whether a trade involves one or 10,000 shares of Palantir common stock).

Transactions involving Palantir Securities that are Strictly Prohibited or Require Special Consideration

1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading. It is your responsibility to ensure that any such orders do not remain open or execute during a blackout period.

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2.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Palantir securities. Short sales may signal to the market possible bad news about Palantir or a general lack of confidence in Palantir’s prospects, and an expectation that the value of Palantir securities will decline.

3.You may not:

a.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Palantir securities (other than stock options and other compensatory equity awards issued to you by Palantir). This includes any hedging or similar transaction designed to decrease the risks associated with holding Palantir securities.

b.Use Palantir securities as collateral for loans or pledging – You may not hold Palantir securities in margin accounts or pledge Palantir securities; however, our Chief Revenue Officer and Chief Legal Officer may grant an exception to the prohibition against holding Palantir securities in a margin account or pledging Palantir securities on a case-by-case basis to any member of the Board or the Chairman of the Board and Chief Executive Officer if he or she clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

What does “Material Nonpublic Information” mean?

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain a security (e.g., our common stock). Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release or a Securities and Exchange Commission (“SEC”) filing) and the public has had a chance to absorb and evaluate it.

It is not possible to define all categories of “material” information. However, some examples of information that would normally be regarded as “material” include, but are not limited to:
•financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts;
•restatements of financial results, or material impairments, write-offs or restructurings;
•changes in independent auditors, or notification that a company may no longer rely on an audit report;
•business plans or budgets;
•creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•impending bankruptcy or financial liquidity problems;
•significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•plans to launch new offerings or new technologies;
•gain or loss of a substantial customer or other business partner;
•execution or termination of significant contracts;

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•the status of a company’s (including Palantir’s) progress toward achieving significant goals;
•information about new markets we may enter or developments in our existing markets;
•changes in regulations or applicable law, whether positive or negative;
•significant litigation, government investigations or regulatory inquiries;
•technical challenges, such as infrastructure stability or technical scalability issues;
•major personnel changes, such as changes in senior management or the board of directors;
•data breaches or cybersecurity issues;
•significant corporate events, such as a pending or proposed acquisition, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings;
•updates regarding any prior material disclosure that has materially changed; and
•the existence of a special blackout period.

Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.

Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated through media outlets or SEC filings, you should assume the information is nonpublic.

When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the Company’s Legal team.

When may I trade in Palantir securities?

Even if you are not in possession of any material nonpublic information, you may only trade in Palantir securities if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Palantir securities during an open trading window. Open trading windows and quarterly blackout periods will be announced in advance by the Company. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a quarterly or special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.) For blackout period purposes, transactions of Palantir securities in a retirement account are no different than transactions in any other account.
2.Pre-clearance: If you are a member of the Board (“Directors”) or an executive officer (“Executives”) or a Section 16 officer of Palantir, you must receive pre-clearance from the Chief Revenue Officer and Chief Legal Officer (or such person’s delegees) of your proposed trade. From time to time, Palantir may identify other persons who require pre-clearance, and the Chief Revenue Officer and Chief Legal Officer may update and revise the pre-clearance list maintained by the Company’s Legal team as appropriate. No one may provide pre-clearance for their own transactions. In such cases, pre-clearance must be approved by the Company’s Legal team in conjunction with the Chief Revenue Officer and Chief Legal Officer or Chief Financial Officer. The persons authorized to provide pre-clearance under this Policy are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

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If you do not follow the above requirements, you may be subject to disciplinary action, including termination of your relationship with Palantir, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.

When is our Blackout Period?

To limit the likelihood of trading at times when there may be a significant risk of insider trading exposure, Palantir has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy, including that you may never trade in Palantir securities on the basis of material nonpublic information.

Quarterly blackout periods

Except as discussed in the section titled “Are there any exceptions to this Policy?” you may not engage in transactions involving Palantir securities during quarterly blackout periods. Quarterly blackout periods will be announced in advance by the Company. This blackout period is a particularly sensitive, and scrutinized, time for transactions involving securities from the perspective of compliance with applicable securities laws due to the fact that, during this period leading up to reporting, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special blackout periods

From time to time, we may also implement additional blackout periods when a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Palantir securities until approved by the Chief Revenue Officer and Chief Legal Officer or his or her delegee.

Are there any exceptions to this Policy?

Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

1.Receipt, vesting and exercise of stock awards

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Palantir, nor do they apply to the vesting, cancellation, or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans. However, the trading restrictions prohibit any market transactions or sales during blackout periods of any shares or securities acquired through such exercises (including broker-assisted cashless exercises).

2.Sale of shares to cover tax withholdings

The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in connection with your receipt, acceptance, or execution of an equity award agreement, or in a manner approved by Chief Revenue Officer and Chief Legal Officer or his or her delegate.

3.Employee Stock Purchase Plans

The trading restrictions in this Policy do not apply to elections with respect to participation in employee stock purchase plans or to purchases of common stock under such plans. However, the trading restrictions do apply to subsequent sales of Palantir common stock. Specific procedures and requirements related to Employee Stock Purchase Plans, as applicable, may be issued by the Company’s Legal team.

4.Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

5.Inheritance or change in form of ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Palantir securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.

6. 10b5-1 Plan

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and must meet such other requirements as may be established by Palantir from time to time. Transactions made pursuant to an approved 10b5-1 trading plan (1) are deemed to not be impermissible transactions involving Palantir securities while aware of material nonpublic information about Palantir for the purposes of this Policy, even if you are aware of material nonpublic information at the time of any such transaction executed under the approved 10b5-1 trading plan, and (2) are not prohibited from executing pursuant to such approved 10b5-1 trading plan during a blackout period. For the avoidance of doubt, you must continue to abide by and remain subject to all other terms, restrictions, and requirements of this Policy even if you enter into an approved 10b5-1 trading plan.

Directors and Executives are strongly encouraged, should they wish to trade in Palantir securities, to do so via a 10b5-1 trading plan. Others desiring to trade via such a plan may also do so in compliance with the specific guidelines as established and amended from time to time by Palantir. Any 10b5-1 trading plans (including approval, filing, execution and attestation requirements) must meet the guidelines, procedures and requirements as determined by the Chief Revenue Officer and Chief Legal Officer (or his or her delegees). Information regarding a trading plan that you may enter may be publicly disclosed by Palantir, as required by law or regulatory requirements.

7.Other exceptions

Any other exception from this Policy must be approved by the Chief Revenue Officer and Chief Legal Officer (or his or her delegees) in conjunction with Palantir leadership.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Company’s Legal team.

What are the consequences of Insider Trading?

Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider/tippee, paying civil and/or criminal penalties, and/or serving a jail term. Palantir and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action, including as your employer (if applicable). In addition, please remember that we may prohibit a transaction from being completed or unwind a transaction to enforce compliance with this Policy and any fees or other costs related to prohibiting or unwinding the transaction will be your responsibility.

What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to the Company’s Legal team, the Chief Revenue Officer and Chief Legal Officer or the Chief Financial Officer. You may also report via our Whistleblower Policy.

Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or greater contractual restrictions on the purchase or sale of securities.

Amendments

Palantir is committed to continuously reviewing and updating its policies, and Palantir therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.
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